THIS AGREEMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 7, 9, 13 AND 14, AND PORTIONS OF ATTACHMENTS 1 AND 5 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  LICENSE AGREEMENT

                                       BETWEEN

                                    APOLLON, INC.

                                         AND

                    THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

                                   1 DECEMBER 1994

                                  TABLE OF CONTENTS

RECITALS...................................................................  1

ARTICLE 1 - DEFINITIONS....................................................  2

ARTICLE 2 - LICENSE GRANT..................................................  5

ARTICLE 3 - FEES AND ROYALTIES.............................................  6

ARTICLE 4 - CONFIDENTIALITY................................................ 11

ARTICLE 5 - TERM AND TERMINATION........................................... 12

ARTICLE 6 - PATENT MAINTENANCE AND REIMBURSEMENT........................... 13

ARTICLE 7 - INFRINGEMENT AND LITIGATION.................................... 14

ARTICLE 8 - DISCLAIMER OF WARRANTY; INDEMNIFICATION........................ 15

ARTICLE 9 - USE OF PENN'S NAME............................................. 17

ARTICLE 10 - ADDITIONAL PROVISIONS......................................... 18

Attachment 1

Attachment 2

Attachment 3

Attachment 4

Attachment 5

                                  LICENSE AGREEMENT

     This License Agreement ("AGREEMENT") is made by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3700 Market Street, Suite 300, Philadelphia, Pennsylvania 19104-3147 ("PENN") and Apollon, Inc., a corporation organized and existing under the laws of Pennsylvania, having a place of business at One Great Valley Parkway, Malvern, Pennsylvania 19355-1423 ("APOLLON").

     This AGREEMENT is effective as of 1 December 1994 ("EFFECTIVE DATE").

RECITALS

     WHEREAS, PENN and The Wistar Institute of Anatomy and Biology ("WISTAR") own and are proprietors of certain intellectual properties developed by Dr. William V. Williams of PENN's School of Medicine and/or by Dr. David B. Weiner of PENN's School of Medicine and WISTAR (through 31 June 1993) and of PENN only (as of 1 July 1993) and/or by other inventors with a duty to assign to PENN or WISTAR relating to genetic vaccines, i.e., facilitated transfer and expression of nucleic acids;

     WHEREAS, PENN and WISTAR own applications for United States letters patent listed in Attachment 1 attached hereto and foreign counterparts relating to the foregoing intellectual property developed by Dr. Williams and/or Dr. Weiner et al.;

     WHEREAS, the Institute of Biotechnology and Advanced Molecular Medicine, Inc. ("IBAMM"), an industry-driven initiative of the Technology Council of Greater Philadelphia, has funded certain research of Drs. Williams and Weiner pursuant to the terms of a sponsored research agreement effective as of 1 July 1992 ("IBAMM SPONSORED RESEARCH AGREEMENT"; Attachment 2);

     WHEREAS, APOLLON has secured from IBAMM the exclusive right to negotiate to acquire a license to use, develope, manufacture, market and exploit the intellectual property developed by Dr. Williams and/or Dr. Weiner et al. under the IBAMM SPONSORED RESEARCH AGREEMENT and described in Attachment 1 hereto pursuant to the terms of a license agreement effective as of 1 December 1994 ("IBAMM/APOLLON AGREEMENT"; Attachment 3);

     WHEREAS, APOLLON is funding further research at PENN by Dr. Williams and Dr. Weiner relating to certain nucleic acid constructs and their introduction into mammalian cells pursuant to the terms of a sponsored research agreement effective as of 1 July 1993 ("SPONSORED RESEARCH AGREEMENT"; Attachment 4);
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     WHEREAS, APOLLON desires to secure the exclusive right and license to use, develop, manufacture, market and exploit the intellectual property developed by Dr. Williams and/or Dr. Weiner et al. under the IBAMM SPONSORED RESEARCH AGREEMENT and the SPONSORED RESEARCH AGREEMENT and described in Attachment 1 hereto; and

     WHEREAS, PENN has determined that the exploitation of the intellectual property developed by Dr. Williams and/or Dr. Weiner et al. is in the best interest of PENN and is consistent with its educational and research missions and goals.

     NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

     1.1 AFFILIATE means, when used with reference to APOLLON, any ENTITY directly or indirectly controlling, controlled by or under common control with APOLLON. For purposes of this AGREEMENT, "control" means the direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities of an ENTITY, or the right to receive at least fifty percent (50%) of the profits or earnings of an ENTITY, or having at least fifty percent (50%) control of the policy decisions of a ENTITY.

     1.2  APOLLON shall include APOLLON and its AFFILIATES.

     1.3 BANKRUPTCY EVENT means the ENTITY in question becomes insolvent, or voluntary or involuntary proceedings by or against such ENTITY are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such ENTITY, or proceedings are instituted by or against such ENTITY for corporate reorganization or the dissolution of such ENTITY, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such ENTITY makes an assignment for the benefit of creditors, or substantially all of the assets of such ENTITY are seized or attached and not released within sixty (60) days thereafter.

     1.4 CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1 of each year.

     1.5 CALENDAR YEAR means a period of twelve (12) months beginning on January 1 and ending on December 31.

     1.6 CLAIM means a claim of an issued, unexpired patent that shall be presumed to be valid and enforceable unless and until it

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

has been held to be invalid and/or unenforceable by a final judgement of a court of competent jurisdiction from which no appeal can be or is taken.

     1.7 CONFIDENTIAL INFORMATION means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that PENN identifies as confidential or proprietary at the time it is delivered or communicated to APOLLON.

     1.8 DRUG means an article, intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals; or an article intended to affect the structure or any function of the body of man or other animals that requires FDA approval as a drug.

     1.9 ENTITY means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

     1.10  FDA means the Food and Drug Administration of the United States.

     1.11 FEDERAL GOVERNMENT INTEREST means the rights of the United States Government under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter.

     1.12 FAIR MARKET VALUE means the cash consideration which APOLLON or its SUBLICENSEE would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

     1.13 IN REASONABLE COMPETITION WITH SUCH PENN LICENSED PRODUCT means that it is demonstrated to PENN's reasonable satisfaction that: (a) a competitor's product is sold in the same geographic and relevant product market as such PENN LICENSED PRODUCT; and such competitor's product has a unit sales volume that exceeds twenty-five percent (25%) of APOLLON's unit sales volume for such PENN LICENSED PRODUCT in such geographic market; or (b) two or more competitors's product(s) are sold in the same geographic and relevant product market as such PENN LICENSED PRODUCT; and such competitors's product(s) together have a unit sales volume that exceeds thirty-five percent (35%) of APOLLON's
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

unit sales volume for such PENN LICENSED PRODUCT in such geographic market.

     1.14 JOINT PATENT RIGHTS means those United States patent applications and foreign counterparts including continuation, divisional and reissue applications thereof and continuation-in-part applications thereof based upon intellectual property discovered by PENN through Dr. Williams and/or Dr. Weiner and/or other inventors with a duty to assign to PENN with one or more inventors of APOLLON, as a result of the SPONSORED RESEARCH AGREEMENTS between PENN and APOLLON, together with any and all patents issuing thereupon and reissues, re-examination and extensions thereof.

     1.15 NET SALES means the cash consideration or, if not a cash transaction, FAIR MARKET VALUE attributable to the SALE of any PENN LICENSED PRODUCT(S), less qualifying costs directly attributable to such SALE and actually identified on the invoice and borne by APOLLON or its SUBLICENSEE.

          1.15.1  Such qualifying costs shall be limited to the following:

               1.15.1.1 Discounts, in amounts customary in the trade, for quantity purchases, prompt payments and for wholesalers and distributors.

               1.15.1.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns.

               1.15.1.3  Prepaid transportation insurance premiums.

               1.15.1.4  Prepaid outbound transportation expenses.

               1.15.1.5  Sales and use taxes imposed by a governmental agency.

     1.16 PENN LICENSED PRODUCT(S) means products which in the absence of this AGREEMENT would infringe at least one CLAIM of PENN PATENT RIGHTS and/or JOINT PATENT RIGHTS on a country-by-country basis, or products which are made using a process or machine which in the absence of this AGREEMENT would infringe at least one CLAIM of PENN PATENT RIGHTS and/or JOINT PATENT RIGHTS, or products made, at least in part, using PENN TECHNICAL INFORMATION.

     1.17 PENN PATENT RIGHTS means those United States patent applications listed in Attachment 1 hereto, as may be amended from time to time in accordance with the SPONSORED RESEARCH
                                                                              4

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

AGREEMENT, and foreign counterparts including continuation, divisional and re-issue applications thereof and continuation-in-part applications thereof based upon intellectual property discovered by PENN through Dr. Williams and/or Dr. Weiner and/or other inventors with a duty to assign to PENN as a result of the SPONSORED RESEARCH AGREEMENT between PENN and APOLLON together with any and all patents issuing thereupon.

     1.18 PENN TECHNICAL INFORMATION means research and development information, unpatented inventions, know-how, and technical data directly related to PENN PATENT RIGHTS in the possession of PENN on the EFFECTIVE DATE of this AGREEMENT or developed in the conduct of the SPONSORED RESEARCH AGREEMENT which is needed to produce PENN LICENSED PRODUCTS.

     1.19 SALE means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of PENN LICENSED PRODUCT(S). A SALE of PENN LICENSED PRODUCT(S) shall be deemed completed at the time APOLLON or its SUBLICENSEE invoices, ships, or receives payment for such PENN LICENSED PRODUCT(S), whichever occurs first.

     1.20 SUBLICENSEE shall mean any corporation, company, partnership, or business entity which neither controls, nor is controlled by, nor is under common control with APOLLON, to which APOLLON transfers by sublicense rights to enable said party to make and sell PENN LICENSED PRODUCTS.

ARTICLE 2.  LICENSE GRANT

     2.1 PENN grants to APOLLON for the term of this AGREEMENT an exclusive, world-wide right and license, with the right to grant sublicenses, to make, have made, use, sell, and have sold including the right to sell for resale PENN LICENSED PRODUCT(S); provided however, that the license to any PENN LICENSED PRODUCT that incorporates, in whole or in part, the PENN PATENT RIGHTS owned jointly with WISTAR shall be exclusive only to PENN's undivided interest in them. No other rights or licenses are granted hereunder. Intellectual property created or conceived during the performance of the SPONSORED RESEARCH AGREEMENT shall be governed by the SPONSORED RESEARCH AGREEMENT.

     2.2 Except as limited in Section 2.1, the license grant of this ARTICLE 2 is exclusive but for the reserved right of PENN to use and permit other nonprofit organizations to use the PENN PATENT RIGHTS, the JOINT PATENT RIGHTS, and the PENN TECHNICAL INFORMATION without cost for educational and research purposes only.

                                                                              5

License Agreement (I)--Apollon/Penn
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

     2.3 APOLLON acknowledges that in accordance with the FEDERAL GOVERNMENT INTEREST, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. The license grant of this ARTICLE 2 is expressly subject to all of such rights, if applicable. PENN agrees to follow the applicable procedures to elect to retain title to intellectual property, subject to the requirements of the laws and regulations referred to in Section 1.11.

     2.4 The right to sublicense conferred upon APOLLON under this AGREEMENT is subject to the following conditions:

          2.4.1 In each such sublicense, the SUBLICENSEE shall be prohibited from further sublicensing and shall be subject to the terms and conditions of the license granted to APOLLON under this AGREEMENT.

          2.4.2  APOLLON shall forward in confidence to PENN, within thirty
(30) days of execution, a complete and accurate copy written in the English language of each sublicense granted hereunder. PENN's receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of PENN's rights or APOLLON's obligations hereunder.

          2.4.3 If APOLLON becomes subject to a BANKRUPTCY EVENT, all payments then or thereafter due and owing to APOLLON from its SUBLICENSEES shall upon notice from PENN to any such SUBLICENSEE become payable directly to PENN for the account of APOLLON; provided, however, that PENN shall remit to APOLLON the amount by which such payments exceed the amounts owed by APOLLON to PENN.

          2.4.4 Notwithstanding any such sublicense, APOLLON shall remain primarily liable to PENN for all of APOLLON'S duties and obligations contained in this AGREEMENT, and any act or omission of a SUBLICENSEE which would be a breach of this AGREEMENT if performed by APOLLON shall be deemed to be a breach by APOLLON of this AGREEMENT, provided that APOLLON shall be given the opportunity to cure such breach as permitted under Section 5.3.4 hereof.

          2.4.5 In the event that during the term of this AGREEMENT, PENN acquires title to any patent or patent application that PENN is advised may be infringed by APOLLON's exercise of its license under this AGREEMENT, PENN agrees to advise APOLLON and discuss APOLLON's exercise of its license hereunder under such circumstances. Notwithstanding the foregoing, however, this Section 2.4.5 shall not be construed to grant any rights or licenses to APOLLON other than those granted under Section 2.1, and PENN makes no representations regarding
                                                                              6

License Agreement (I)--Apollon/Penn
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

patents and patent applications to which third parties may acquire license or option rights as a result of sponsored research or license agreements such parties may enter into with PENN.

ARTICLE 3.  FEES AND ROYALTIES

     3.1  LICENSE INITIATION FEE AND ROYALTIES

          3.1.1 In partial consideration of the exclusive license granted herein, APOLLON shall pay to PENN on the EFFECTIVE DATE of this AGREEMENT, a non-refundable license initiation fee of [
             ].

          3.1.2 In further consideration of the exclusive license granted herein, APOLLON shall pay to PENN a royalty on NET SALES of PENN LICENSED PRODUCTS as follows:

               3.1.2.1 [                  ] in countries where the PENN
LICENSED PRODUCTS are covered by a CLAIM of an issued patent of PENN PATENT RIGHTS or JOINT PATENT RIGHTS; or

               3.1.2.2  [                           ] in countries where the
PENN LICENSED PRODUCTS are not covered by a CLAIM of an issued patent of PENN PATENT RIGHTS or JOINT PATENT RIGHTS.

          3.1.3 The payment of royalties to PENN on any particular PENN LICENSED PRODUCT shall terminate in each country on (a) the expiration date of the last-to-expire issued patent from the PENN PATENT RIGHTS or JOINT PATENT RIGHTS covering such product, or (b) with respect to a PENN LICENSED PRODUCT on which there has not ever been any patents issued pertaining to PENN PATENT RIGHTS or JOINT PATENT RIGHTS in such country, on the earlier to occur of the following: (i) the date on which APOLLON demonstrates to PENN's reasonable satisfaction that a third party is selling a product in the relevant country IN REASONABLE COMPETITION WITH SUCH PENN LICENSED PRODUCT; or (ii) ten (10) years from the first commercial sale in such country. In the event a patent covering such product issues subsequent to termination of payment of royalties to PENN pursuant to Section 3.1.3.(b), then payment of royalties to PENN shall resume pursuant to Section 3.1.2.1 until terminated pursuant to Section 3.1.3.(a).

          3.1.4  APOLLON shall promptly pay to PENN [                        ]
of any sublicense initiation fee or other such consideration paid by each SUBLICENSEE of this AGREEMENT. Any non-cash consideration, except consideration directly related to development or marketing of PENN LICENSED PRODUCTS, received by
                                                                              7

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

the APOLLON from such SUBLICENSEES shall be valued at its FAIR MARKET VALUE as of the date of receipt.

          3.1.5 NET SALES of any PENN LICENSED PRODUCT shall not be subject to more than one assessment of the scheduled royalty; such assessment shall be the highest applicable royalty.

          3.1.6 In the event that a PENN LICENSED PRODUCT is sold in the form of a combination product containing one or more DRUGS which are themselves not PENN LICENSED PRODUCTS, the NET SALES shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price or FAIR MARKET VALUE of the PENN LICENSED PRODUCT and B is the total invoice price or FAIR MARKET VALUE of the other DRUGS. In the case of a combination product which includes one or more PENN LICENSED PRODUCTS, the NET SALES upon which the royalty due PENN is based shall not be less than the normal aggregate NET SALES for such PENN LICENSED PRODUCTS.

          3.1.7 No royalties shall be due on PENN LICENSED PRODUCTS used for clinical trials or studies which are carried out in order to obtain governmental marketing approvals or for marketing efforts including the distribution of a reasonable number of samples for promotional purposes, unless such clinical trials or studies are Phase III or Phase IV and the PENN LICENSED PRODUCTS are sold at a profit.

          3.1.8 In the event APOLLON is required to obtain a license under patent rights of a third party in order to exercise its rights under this AGREEMENT, APOLLON and PENN agree to meet and discuss the royalties due under this ARTICLE 3 and, if appropriate, to negotiate in good faith.

          3.1.9 In the event a PENN LICENSED PRODUCT is covered only by a CLAIM of JOINT PATENT RIGHTS, PENN and APOLLON agree to meet to discuss the royalties due under this ARTICLE 3 and if appropriate, to negotiate in good faith taking into consideration the relative contributions of the parties.

     3.2  MILESTONES AND MAINTENANCE FEES

          3.2.1 APOLLON shall use its best efforts to develop for commercial use and to market PENN LICENSED PRODUCTS as soon as practical, consistent with sound and reasonable business practices. Attachment 3 lists mutually agreed upon performance milestones and research and development milestones.

          3.2.2 APOLLON shall provide PENN on each June 1 and December 1 with written reports, setting forth in such detail as PENN may reasonably request, the progress of the development, evaluation, testing and commercialization of the PENN LICENSED

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

PRODUCTS under development.  APOLLON shall also notify PENN within thirty
(30) days of the first commercial sale of any PENN LICENSED PRODUCT.

          3.2.3  APOLLON shall pay to PENN an annual license maintenance fee of
[                                 ] due and payable on the anniversary of the
EFFECTIVE DATE until minimum royalties are due; provided, however, that after the date of first commercial sale of PENN LICENSED PRODUCT no further license maintenance fee shall become due and payable.

     3.3  MINIMUM ROYALTIES

          3.3.1 APOLLON shall pay to PENN a non-refundable minimum royalty for each PENN LICENSED PRODUCT sold for the following periods in the corresponding amounts:

Period                            Due Date                      Minimum Royalty

[












                                                                              ]



        3.3.2 A minimum royalty payment paid under Section 3.3.1 herein shall serve as an advanced payment against royalties due under Section 3.1 herein during the period for which such minimum royalty payment was paid.

     3.4  REPORTS AND RECORDS

          3.4.1 Upon first commercial sale of a PENN LICENSED PRODUCT, APOLLON shall deliver to PENN one copy each within forty-five (45) days after the end of each CALENDAR QUARTER a report, certified by the chief financial officer of APOLLON setting forth in reasonable detail the calculation of the royalties due to PENN for such CALENDAR QUARTER, including, without limitation:

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

               3.4.1.1 Number of PENN LICENSED PRODUCTS involved in SALES, listed by country.

               3.4.1.2 Gross consideration for SALES of PENN LICENSED PRODUCTS, including all amounts invoiced, billed, or received.

               3.4.1.3 Qualifying costs, as defined in Section 1.15, listed by category of cost.

               3.4.1.4  NET SALES of PENN LICENSED PRODUCTS listed by country.

               3.4.1.5 Royalties owed to PENN, listed by category, including without limitation earned, SUBLICENSEE-derived, and minimum royalty categories.

               3.4.1.6 Minimum royalty payments credited against earned royalty payments.

          3.4.2 Royalties payable under Sections 3.1 and 3.3 hereof shall be paid within forty-five (45) days following the last day of the CALENDAR QUARTER in which the royalties accrue and shall accompany the report of Section 3.4.1.

          3.4.3 APOLLON will maintain and cause its SUBLICENSEES to maintain, complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each CALENDAR QUARTER shall be maintained for three years after the submission of each report under ARTICLE 3 hereof. Upon reasonable prior notice to APOLLON and its SUBLICENSEES, APOLLON agrees to permit such books and records to be examined by an independent certified public accountant designated by PENN. The purpose of such audit shall be solely for verifying the royalties due and payable per this AGREEMENT and said accountant shall only disclose to PENN NET SALES and royalties due and payable hereunder. Such access shall be available not more than once each CALENDAR YEAR, during normal business hours, and for each of three years after the expiration or termination of this AGREEMENT. If APOLLON has underpaid royalties by 5% or more, APOLLON will pay the costs and expenses of said accountants in connection with their review or audit.

     3.5  CURRENCY, PLACE OF PAYMENT, INTEREST

          3.5.1 All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to PENN under this AGREEMENT shall be made in United States dollars by check payable to "The Trustees of the University of Pennsylvania."

                                                                             10

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

               3.5.2 If APOLLON receives revenues from SALES of PENN LICENSED PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of THE WALL STREET JOURNAL as of the last business day of the applicable CALENDAR QUARTER.

               3.5.3 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

ARTICLE 4.  CONFIDENTIALITY

          4.1 APOLLON agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of PENN received pursuant to this AGREEMENT. APOLLON agrees to ensure that its employees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by APOLLON's obligations hereunder. The foregoing obligation shall not apply to:

               4.1.1 information that is known to APOLLON or independently developed by APOLLON prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to PENN upon receipt of the CONFIDENTIAL INFORMATION;

               4.1.2 information disclosed to APOLLON by a third party that has a right to make such disclosure;

               4.1.3 information that becomes patented, published or otherwise part of the public domain as a result of acts by PENN or a third person obtaining such information through no fault of APOLLON; or

               4.1.4 information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that APOLLON shall use its reasonable best efforts to obtain confidential treatment of such information by the agency or court.

          4.2 PENN shall not be obligated to accept any confidential information from APOLLON. PENN bears no institutional responsibility for maintaining the confidentiality of any confidential information of APOLLON except PENN's Center for Technology Transfer will maintain in confidence and not disclose sublicense agreements, reports, and records but will distribute royalties received according to PENN's patent policy.

                                                                             11


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

          4.3 The placement of a copyright notice on any CONFIDENTIAL INFORMATION shall not be construed to mean that such information has been published and will not release APOLLON from its obligation of confidence hereunder.

          4.4 Nothing herein shall be construed to prevent the disclosure of CONFIDENTIAL INFORMATION as necessary to practice commercially the rights granted hereunder including without limitation, the disclosure of CONFIDENTIAL INFORMATION to regulatory or other governmental agencies as necessary to obtain marketing approval, or to obtain patent protection, or the disclosure of CONFIDENTIAL INFORMATION under a confidentiality agreement as appropriate to development of products hereunder.

ARTICLE 5.  TERM AND TERMINATION

          5.1 This AGREEMENT, unless sooner terminated as provided herein, shall terminate upon the expiration of the last to expire or become abandoned of the PENN PATENT RIGHTS or JOINT PATENT RIGHTS, at which time all rights licensed hereunder shall convert into a fully paid license to APOLLON.

          5.2 APOLLON may, at its option, terminate this AGREEMENT at any time by doing all of the following:

               5.2.1 By ceasing to make, have made, use and sell all PENN LICENSED PRODUCTS; and

               5.2.2 By terminating all sublicenses, and causing all SUBLICENSEES to cease making, having made, using and selling all PENN LICENSED PRODUCTS; and

               5.2.3 By giving sixty (60) days notice to PENN of such cessation and of APOLLON's intent to terminate; and

               5.2.4  By tendering payment of all accrued royalties.

          5.3 PENN may terminate this AGREEMENT immediately if any of the following occur:

               5.3.1 APOLLON becomes more than sixty (60) days in arrears in payment of royalties or expenses due pursuant to this AGREEMENT and APOLLON does not provide full payment immediately upon demand; or

               5.3.2  APOLLON becomes subject to a BANKRUPTCY EVENT; or

               5.3.3  APOLLON has not met milestones specified in Section
3.2; or

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

               5.3.4 APOLLON breaches this AGREEMENT and does not cure such breach within sixty (60) days written notice thereof; and

               5.3.5 PENN has given APOLLON sixty (60) days written notice of intent to terminate.

          5.4 If APOLLON becomes subject to a BANKRUPTCY EVENT, all duties of PENN and all rights (but not duties) of APOLLON under this AGREEMENT shall immediately terminate without the necessity of any action being taken either by PENN or by APOLLON. To secure the complete and timely payment and satisfaction of all APOLLON's royalty obligations under this AGREEMENT, APOLLON hereby grants to PENN a security interest, effective immediately, in APOLLON's entire right, title and interest in and to this AGREEMENT and to all inventories of PENN LICENSED PRODUCTS now or hereafter owned by APOLLON. In addition to any rights or remedies provided for under this AGREEMENT, PENN shall have all of the rights and remedies of a secured party under the
Uniform Commercial Code.   Upon the request and at the sole expense of PENN,
APOLLON shall execute any and all instruments or documents as shall be reasonably necessary to evidence and perfect such security interest in any jurisdiction.

          5.5  Upon termination of this AGREEMENT, except pursuant to Section
5.1 hereof, APOLLON shall, at PENN's request, return to PENN all CONFIDENTIAL INFORMATION fixed in any tangible medium of expression as well as any data generated by APOLLON during the term of this AGREEMENT which will facilitate the development of the technology directly related to PENN PATENT RIGHTS licensed hereunder.

          5.6 APOLLON's obligation to pay royalties accrued under ARTICLE 3 hereof shall survive termination of this AGREEMENT. In addition, the provisions of ARTICLES 4, 5, 8, 9 and 10 shall survive such termination.

ARTICLE 6.  PATENT MAINTENANCE AND REIMBURSEMENT

          6.1  PENN shall control and diligently prosecute and maintain PENN
PATENT RIGHTS provided APOLLON shall promptly reimburse PENN for [   ]
documented attorneys' fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS. PENN shall provide APOLLON with itemized statements reflecting these expenses and APOLLON shall reimburse PENN for such expenses within thirty
(30) days after receipt of such statement.  [  ] such reimbursements will be
[    ] creditable against royalties due pursuant to ARTICLE 3 hereof on a country by country basis; provided, however, that if APOLLON negotiates a license with

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

WISTAR, wherein [    ] of such fees, expenses, and charges are creditable
against royalties due WISTAR, such fees, expenses and charges will be [     ]
creditable against royalties due PENN; but in no event shall any royalty
payment to PENN at any time be reduced by more than [                     ], on
an individual basis for each patent application and associated issued patent.

          6.2 In the event that the parties elect to file one or more patent applications comprising JOINT PATENT RIGHTS, the parties shall confer on how the preparation and prosecution of such applications shall be accomplished. APOLLON shall reimburse PENN for [ ] attorneys' fees, expenses, official fees and other charges incident to the prosecution and maintenance of JOINT PATENT RIGHTS
incurred by PENN.  [  ] such reimbursements shall be [     ] creditable against
royalties due pursuant to ARTICLE 3 hereof on a country by country basis.

          6.3 APOLLON and its SUBLICENSEES shall comply with all United States and foreign laws with respect to patent marking of PENN LICENSED PRODUCTS.

          6.4 All fees, costs, and expenses incurred with respect to a patent convention or a regional authority, such as the Patent Cooperative Treaty or the European Patent Convention, shall be apportioned on a pro rata basis to the countries designated thereunder.

ARTICLE 7.  INFRINGEMENT AND LITIGATION

          7.1 PENN and APOLLON are responsible for notifying each other promptly of any infringement of PENN PATENT RIGHTS or JOINT PATENT RIGHTS which may come to their attention, including notice to the other of any certification filed under the United States "Drug Price Competition and Patent Term Restoration Act of 1984". PENN and APOLLON shall consult one another in a timely manner concerning any appropriate response thereto.

          7.2 APOLLON shall have the right, but not the obligation to prosecute such infringement at its own expense. APOLLON shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on PENN or grants any rights to the PENN PATENT RIGHTS or the PENN TECHNICAL INFORMATION, without PENN's written permission. Financial recoveries from any such litigation will first be applied to reimburse APOLLON for its litigation expenditures with additional recoveries being paid to APOLLON, subject to a royalty due PENN based on the provisions of ARTICLE 3 hereof.

          7.3 Such rights of Section 7.2 shall be subject to the continuing right of PENN to intervene at PENN's own expense and

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to join APOLLON in any claim or suit for infringement of the PENN PATENT
RIGHTS and JOINT PATENT RIGHTS. Any consideration received by APOLLON in settlement of any claim or suit shall be shared between PENN and APOLLON in proportion with their share of the litigation expenses in such infringement action. Financial recoveries from any such litigation will first be applied to reimburse PENN and APOLLON for their litigation expenditures and the portion of the additional recoveries being paid to APOLLON is subject to a royalty due PENN based on the provisions of ARTICLE 3 hereof.

          7.4 If APOLLON fails to prosecute such infringement, PENN shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, financial recoveries will be retained entirely by PENN

          7.5 In any action to enforce any of the PENN PATENT RIGHTS or the JOINT PATENT RIGHTS, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require a party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 8.  DISCLAIMER OF WARRANTIES; INDEMNIFICATION

          8.1 THE PENN PATENT RIGHTS, JOINT PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS AND PENN MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PENN PATENT RIGHTS, JOINT PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. PENN SHALL NOT BE LIABLE TO APOLLON, APOLLON'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE PENN PATENT RIGHTS, JOINT PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

          8.2 APOLLON will defend, indemnify and hold harmless PENN, its trustees, officers, agents and employees (individually, an "INDEMNIFIED PARTY", and collectively, the "INDEMNIFIED

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

PARTIES"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the INDEMNIFIED PARTIES (including attorneys' fees) (individually, a "LIABILITY", and collectively, the "LIABILITIES") that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition, of any PENN PATENT RIGHTS, JOINT PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS, or any technology licensed under this AGREEMENT by APOLLON, its assignees, SUBLICENSEES, vendors or other third parties; (b) breach by APOLLON of any covenant or agreement contained in this AGREEMENT; and (c) the enforcement by an INDEMNIFIED PARTY of its rights under this Section. Without limiting the foregoing, APOLLON will defend, indemnify and hold harmless the INDEMNIFIED PARTIES from and against any LIABILITIES resulting from:

               8.2.1 any product liability or other claim of any kind related to the use by a third party of a PENN LICENSED PRODUCT that was manufactured, sold or otherwise disposed by APOLLON, its assignees, SUBLICENSEES, vendors or other third parties;

               8.2.2 a claim by a third party that the PENN PATENT RIGHTS, JOINT PATENT RIGHTS or PENN TECHNICAL INFORMATION or the design, composition, manufacture, use, sale or other disposition of any PENN LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

               8.2.3 clinical trials or studies conducted by or on behalf of APOLLON relating to the PENN PATENT RIGHTS, JOINT PATENT RIGHTS, PENN TECHNICAL INFORMATION or PENN LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study;

               8.2.4 provided, however, that APOLLON'S obligation to defend, indemnify, and hold harmless hereunder shall not apply to any liability, claim, damage, loss, cost or expense to the extent it is attributable to the proven negligence, or proven reckless or intentional misconduct of any INDEMNIFIED PARTY hereunder.

          8.3 The INDEMNIFIED PARTY shall promptly notify APOLLON of any claim or action giving rise to LIABILITIES subject to the provisions of the foregoing Section. APOLLON shall have the right to defend any such claim or action, at its cost and expense. APOLLON shall not settle or compromise any such claim or action in a manner that imposes any restrictions or

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

obligations on PENN or grants any rights to the PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION or PENN PATENTED PRODUCTS without PENN's prior written consent. If APOLLON fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, PENN may assume the defense of such claim or action for the account and at the risk of APOLLON, and any LIABILITIES related thereto shall be conclusively deemed a liability of APOLLON. APOLLON shall pay promptly to the INDEMNIFIED PARTY any LIABILITIES to which the foregoing indemnity relates, as incurred. The indemnification rights of PENN or other INDEMNIFIED PARTY contained herein are in addition to all other rights which such INDEMNIFIED PARTY may have at law or in equity or otherwise.

          8.4  INSURANCE

               8.4.1 APOLLON shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability to be written on an occurrence or a claims made basis, in a minimum amount of $1,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of APOLLON's performance of this AGREEMENT.

               8.4.2 APOLLON shall, upon commencement of clinical trials involving PENN LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance to be written on an occurrence or a claims made basis in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of APOLLON's performance of this AGREEMENT.

               8.4.3 The policy or policies of insurance specified herein shall be issued by an insurance carrier with a rating of "A-" or better by A.M. Best and shall name PENN as an additional insured with respect to APOLLON's performance of this AGREEMENT. APOLLON shall provide PENN with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that APOLLON's insurance carrier(s) notify PENN in writing at least 30 days prior to cancellation or material change in coverage.

               8.4.4 PENN shall periodically review the adequacy of the minimum limits of liability specified herein. Further, PENN reserves the right to negotiate with APOLLON to adjust such coverage limits accordingly. The specified minimum insurance amounts shall not constitute a limitation on APOLLON's obligation to indemnify PENN under this AGREEMENT.

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ARTICLE 9.  USE OF PENN'S NAME

          9.1 APOLLON and its employees and agents shall not use and APOLLON shall not permit its SUBLICENSEES to use PENN's name, any adaptation thereof, any PENN logotype, trademark, service mark or slogan or the name mark or logotype of any PENN representative or organization in any way without the prior, written consent of PENN.

ARTICLE 10.  ADDITIONAL PROVISIONS

          10.1 APOLLON shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of products. Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by APOLLON that APOLLON shall not export data or commodities to certain foreign countries without prior approval of such agency. PENN neither represents that a license is not required nor that, if required, it will issue.

          10.2 This AGREEMENT and the rights and duties appertaining thereto may not be assigned by APOLLON without first obtaining the express written consent of PENN; provided, however, that such consent shall not be required in the event of transfer by APOLLON of all or substantially all of the business to which this AGREEMENT pertains. Any such purported assignment, except as permitted herein without the written consent of PENN, shall be null and of no effect.

          10.3 Notices under this AGREEMENT shall be in writing and sent by public courier and addressed as follows:

           If to PENN:

               University of Pennsylvania
               Center for Technology Transfer
               3700 Market Street, Suite 300
               Philadelphia, PA 19104-3147
               Attention: Managing Director

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          with a copy to:

               Office of the General Counsel
               University of Pennsylvania
               221 College Hall
               Philadelphia, PA 19104-6303
               Attention: General Counsel

          If to APOLLON:

               Richard A. Carrano, Ph.D.
               Vice President of Technical Development
               Apollon, Inc.
               One Great Valley Parkway
               Suite 30
               Malvern, PA  19355-1423

Either party may change its official address upon written notice to the other party.

          10.4 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.

          10.5 This AGREEMENT and the SPONSORED RESEARCH AGREEMENT (Attachment 4 hereto) each is related to the other in setting forth the entire agreement of the parties. Any modification of this AGREEMENT shall be in writing and signed by an authorized representative of both parties.

          10.6 In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the Eastern District of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

          10.7 A waiver by a party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

          10.8 Any of the provisions of this AGREEMENT which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the

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

validity or unenforceability of any of the terms of this AGREEMENT in any other jurisdiction.

          10.9 The headings and captions used in this AGREEMENT are for convenience of reference only and shall not affect its construction or interpretation.

          10.10 Nothing herein shall be deemed to establish a relationship of principal and agent between PENN and APOLLON nor any of their agents or employees, nor shall this AGREEMENT be construed as creating any form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Nothing in this AGREEMENT, express or implied, is intended to confer on any person, other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

          10.11 PENN and APOLLON shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap or because he or she is a disabled veteran or veteran of the Vietnam Era.

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives and to be effective the first date written above.

THE TRUSTEES OF THE                    APOLLON, INC.
UNIVERSITY OF PENNSYLVANIA

By: /s/ Anthony Merritt                By: /s/ Vincent R. Zurawski, Jr.
   -------------------------------        ------------------------------

Name: Anthony Merritt                  Name: Vincent R. Zurawski, Jr.
     -----------------------------          ----------------------------

       Executive Director
Title: Sponsored Programs              Title: President & CEO
      ----------------------------           ---------------------------

Date:  December 2, 1994                Date: 5 Dec 94
     -----------------------------          ----------------------------


License Agreement (I)--Apollon/Penn
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

                                     Attachment 1

                                   TECHNOLOGY LIST


[       ]      "Genetic Immunization;" patent application 08/008,342 filed 26
               January 1993; D. Weiner, W. Williams, and B. Wang.

[       ]      "Genetic Immunization;" patent application 08/029/336 filed 11
               March 1993; D. Weiner, W. Williams, and B. Wang.

[       ]      "Genetic Immunization;" patent application 08/125,012 filed 21
               September 1993;" D. Weiner, W. Williams, B. Wang, and L. Coney.

[       ]      "Delivery of Genetic Material by Needleless Injection Devices;"
               patent application 08/093,235 filed 15 July 1993; D. Weiner.

[       ]      "Non-Human Immunocompetent Animal Model;" patent application
               08/124,962 filed 21 September 1993; D. Weiner, W. Williams, and
               M. Merva.

[       ]      "Compositions and Methods for Deliver of Genetic Material;"
               patent application PCT/US94/00899 filed 26 January 1994; D.
               Weiner, W. Williams, B. Wang, L. Coney, M. Merva, and V.
               Zurawski.


                                                                            21

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

                                     Attachment 5.

                                      MILESTONES

1.  Performance Milestones:

    1.1  Within [            ] of the EFFECTIVE DATE of the AGREEMENT, APOLLON
         will have caused an Investigational New Drug (IND) application for a PENN LICENSED PRODUCT to be submitted to the FDA.

2.  Research and Development Milestones:

    2.1  For the [               ] of this AGREEMENT, APOLLON will fund
         sponsored research at PENN in the amount of [                     ].

    2.2  For the [               ] of this AGREEMENT, APOLLON will develop
         internally the skills and resources necessary to develop and commercialize PENN LICENSED PRODUCTS. Thereafter, APOLLON's internal research, development, and commercialization efforts or the combined efforts of APOLLON and any APOLLON affiliate, any APOLLON joint venture, and any APOLLON development partnership formed to develop and/or commercialize PENN LICENSED PRODUCTS, will be funded at a
         minimum of [                 ] for at least [             ].



License Agreement (I)--Apollon/Penn
2 December 1994 version

                        SCHEDULE TO LICENSE AGREEMENT BETWEEN
           APOLLON, INC. AND THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA
                                DATED DECEMBER 1, 1994


    On December 1, 1994, the same date on which Apollon, Inc. (the
"Registrant") and the Trustees of the University of Pennsylvania ("Penn") entered into the License Agreement to which this schedule is attached ("License Agreement I"), the Registrant and Penn also entered into a License Agreement relating to the HIV vpr gene, vpr protein and vpr receptor ("License Agreement II"). License Agreement I and License Agreement II are identical except for the following differences:

    1. License Agreement I relates to nucleic acid constructs and License Agreement II relates to the HIV vpr gene.

    2. The patent applications associated with License Agreement I are owned by Penn and The Wistar Institute of Anatomy and Biology related to work by Dr. William V. Williams and Dr. David B. Weiner and the patent applications associated with License Agreement II are owned by Penn related to work by Dr. David B. Weiner.

    3. Certain fees and royalties have different dollar values in License Agreement I as compared to License Agreement II. All fees and royalties are confidential and subject to the confidential treatment request filed with the Securities and Exchange Commission.

    License Agreement II has not been filed as a separate exhibit to the Registrant's Registration Statement in accordance with Instruction 2 to Item 601 of Regulation S-K.